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                                                               Exhibit (a)(5)(C)


EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD GRANTED

RANCHO CORDOVA, Calif., September 1, 2000 -- EndoSonics Corporation (Nasdaq:
ESON) today announced that the Federal Trade Commission has granted early termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the pending acquisition of EndoSonics Corporation by JOMED N.V.

The acquisition remains subject to at least a majority of EndoSonics Corporation's fully diluted shares being tendered and not withdrawn prior to the expiration of the tender offer, which commenced on August 21, 2000, the satisfaction of certain conditions to funding under a Credit Suisse First Boston commitment letter and other customary closing conditions. The tender offer and withdrawal rights will expire at 12:01 a.m., New York City time, on Tuesday, September 19, 2000, unless extended.

EndoSonics Corporation, headquartered in Rancho Cordova, California, is a leading developer, manufacturer and marketer of intravascular ultrasound (IVUS) imaging products, angioplasty catheters, and functional assessment products to assist in the diagnosis and treatment of cardiovascular and peripheral vascular disease.

Contact:

EndoSonics Corporation
Jeffrey L. Elder, 916/638-8008
  or
Morgan-Walke Associates, Inc.
Jim Byers or Danielle Scheg, 415/296-7383 (Investors)
Christopher Katis, 415/296-7383 (Media)